As filed with the Securities and Exchange Commission on August 5, 1999
                                                    Registration No.
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                             MURPHY OIL CORPORATION
             (Exact name of Registrant as specified in its charter)

                 DELAWARE                              71-0361522
      (State or other jurisdiction of               (I.R.S. Employer
       incorporation or organization)             Identification No.)
                                                    Steven A. Cosse

              200 Peach Street                 Senior Vice President and
               P.O. Box 7000                        General Counsel
       El Dorado, Arkansas 71731-7000               200 Peach Street
               (870) 862-6411                        P.O. Box 7000
                                             El Dorado, Arkansas 71731-7000
                                                     (870) 862-6411

     (Address, including zip code, and      (Name, address, including zip code,
    telephone number, including area code,    and telephone number, including
     of Registrant's principal executive     area code, of agent for service)
                 offices)

                                 ---------------

                                   Copies to:

                                  Marlene Alva
                              Davis Polk & Wardwell
                              450 Lexington Avenue
                            New York, New York 10017
                                 (212) 450-4000

                                 ---------------

      Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plan, check the following box. [x]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                 ---------------

                                              CALCULATION OF REGISTRATION FEE
=============================================================================================================================
                                                                           Proposed
                                                                           Maximum            Proposed
                                                         Amount            Offering           Maximum             Amount of
                 Title of Each Class of                   to be             Price        Aggregate Offering     Registration
               Securities to be Registered            Registered(1)       Per Unit(2)           Price                Fee
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value, with Rights........
--------------------------------------------------
Preferred Stock, $100 par value...................
--------------------------------------------------
Depositary Shares representing Preferred Stock....    $1,000,000,000         100%           $1,000,000,000        $278,000
--------------------------------------------------
Debt Securities...................................
--------------------------------------------------
Warrants..........................................
=============================================================================================================================
(1)   Such amount in U.S. dollars or the equivalent thereof in foreign currencies as shall result in an aggregate initial public offering price for all securities of $1,000,000,000.

(2)   Estimated solely for the purpose of calculating the registration fee.

                                 ---------------

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

       The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                      SUBJECT TO COMPLETION, AUGUST 5, 1999

                                   PROSPECTUS

                                [MURPHY OIL LOGO]

                                 $1,000,000,000

                                  COMMON STOCK
                                 PREFERRED STOCK
                                DEPOSITARY SHARES
                                 DEBT SECURITIES
                                    WARRANTS

                                 ---------------


       We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

       We will not use this prospectus to confirm sales of any securities unless it is attached to a prospectus supplement.

       Our common stock is listed on the New York Stock Exchange and the Toronto Stock Exchange under the symbol "MUR." Unless we state otherwise in a prospectus supplement, we will not list any of the other securities on any securities exchange.

                                 ---------------

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ---------------


       This prospectus is dated               , 1999

                              ABOUT THIS PROSPECTUS

       This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information About Murphy Oil".

                             MURPHY OIL CORPORATION

       We are an integrated oil company with worldwide oil and gas exploration and production operations, refining and marketing operations in the United States and the United Kingdom, and pipeline and crude oil trading operations in Canada.

       During 1998, our principal exploration and production activities were conducted in the United States, Canada, the United Kingdom and Ecuador. Our core operating areas include the Gulf of Mexico, the Jeanne d'Arc basin off the east coast of Canada, western Canada and the United Kingdom.

       Our estimated net proved hydrocarbon reserves at the end of 1998 were 380 million barrels of oil equivalent and our 1998 worldwide production was 97,612 barrels of oil equivalent per day.

       We own refineries located in Meraux, Louisiana and Superior, Wisconsin and have an effective 30% interest in a refinery located in Milford Haven, Wales. We have built an integrated presence in each of our refinery markets by providing products to 59 terminals serving approximately 550 retail and wholesale stations and numerous unbranded customers in the United States and 10 terminals supplying almost 400 retail and wholesale stations in the United Kingdom.

       Our principal executive offices are located at 200 Peach Street, P.O. Box 7000, El Dorado, Arkansas 71731-7000, telephone number (870) 862-6411. Our capital stock is listed on the New York Stock Exchange and on the Toronto Stock Exchange under the symbol "MUR". Unless otherwise indicated or the context otherwise requires, we refer to Murphy Oil Corporation and its wholly owned subsidiaries as "we", "our" or "Murphy Oil" in this prospectus.

              WHERE YOU CAN FIND MORE INFORMATION ABOUT MURPHY OIL

       We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

       The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Information filed after the date of this prospectus with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 14(d) of the Securities Exchange Act of 1934 until our offering is completed:

        (a)    Annual Report on Form 10-K for the year ended December 31, 1998;

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


        (b) Quarterly Report on Form 10-Q for the quarter ended March 31, 1999; and

        (c) The description of our preferred stock and common stock set forth in our restated certificate of incorporation filed as Exhibit 3.1 to our Annual Report on Form 10-K for the year ended December 31, 1996.

        (d) The description of our Series A Participating Cumulative Preferred Stock Purchase Rights filed as Item 1 to Amendment No. 2 to our Registration Statement on Form 8-A/A filed on April 19, 1999.

       You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

                               Corporate Secretary
                             Murphy Oil Corporation
                                  P.O. Box 7000
                         EL Dorado, Arkansas 71731-7000
                                 (870) 862-6411

       You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

                       RATIO OF EARNINGS TO FIXED CHARGES

       The following table shows our ratio of earnings to fixed charges and ratio of earnings before special items to fixed charges:


                                                   Three Months
                                                  Ended March 31              Year Ended December 31,
                                                  ---------------   ------------------------------------------
                                                   1999     1998     1998     1997     1996     1995     1994
                                                  ------   ------   ------   ------   ------   ------   ------
Ratio of earnings to fixed charges...........       --      5.8x     0.4x     13.9x    14.3x     --      8.9x
Ratio of earnings before special items to
  fixed charges..............................       --      5.8x     4.3x     14.2x    12.3x    3.3x     7.5x


      The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose "earnings" consist of income from continuing operations before income taxes adjusted for (a) fixed charges, (b) undistributed earnings of companies accounted for by the equity method, (c) capitalized interest, and (d) amortization of capitalized interest. "Fixed charges" consist of interest and amortization of debt discount and expense, whether capitalized or expensed, and that portion of rental expense determined to be representative of the interest factor. The computation of earnings as described in this paragraph was less than fixed charges by $11,703,000, $13,726,000 and $141,519,000 for the three months ended March 31, 1999 and years ended December 31, 1998 and 1995, respectively.

      For the ratio of earnings before special items to fixed charges, special items before income taxes are excluded from the computation of earnings. Special items (material nonrecurring items) generally consisted of asset impairments, gains on asset sales, refunds and settlements of income tax matters, modifications of various oil and gas contracts, inventory write-downs, restructuring charges, and settlement of legal matters. Special items increased (reduced) net income for the three months ended March 31, 1999 and 1998 and the years ended December 31, 1998, 1997, 1996, 1995 and 1994 by $(953,000), $0,
$(57,935,000), $68,000, $22,124,000, $(152,066,000), and $20,236,000,
respectively. More information about special items is given in "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 8 of our quarterly report on Form 10-Q for the quarter ended March 31, 1999 and on page 8 in Item 7 of our annual report on Form 10-K for the year ended December 31, 1998.

The computation of earnings before special items as described in this paragraph was less than fixed charges by $10,190,000 for the three months ended March 31, 1999.

      Since we did not have any preferred stock outstanding in any of the above periods, our ratio of earnings to fixed charges and preferred stock dividends is the same as our ratio of earnings to fixed charges.

                                 USE OF PROCEEDS

      We will use the net proceeds we receive from the sale of the securities offered by this prospectus and any accompanying prospectus supplement for general corporate purposes, unless we specify otherwise in the applicable prospectus supplement. General corporate purposes may include additions to working capital, capital expenditures, repayment of debt or the financing of possible acquisitions.

                           DESCRIPTION OF COMMON STOCK

      As of the date of this prospectus, we are authorized to issue up to 80,000,000 shares of common stock. As of March 31, 1999, we had issued 48,775,314 shares of common stock, including 3,816,548 shares of common stock in treasury. In addition, at March 31, 1999 options to purchase 1,371,839 shares of common stock were outstanding under our various stock and compensation incentive plans. The outstanding shares of our common stock are fully paid and nonassessable. The holders of our common stock are not entitled to preemptive or redemption rights. Shares of common stock are not convertible into shares of any other class of capital stock. Harris Trust and Savings Bank is the transfer agent and registrar for our common stock.

Dividends

      The holders of our common stock are entitled to receive dividends when, as and if declared by the board of directors of Murphy Oil, out of funds legally available for their payment subject to the rights of holders of any outstanding preferred stock.

Voting Rights

      The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

Rights upon Liquidation

      In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of our common stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock have received their liquidation preferences in full.

                         DESCRIPTION OF PREFERRED STOCK

      Our restated certificate of incorporation authorizes the board of directors of Murphy Oil, without further stockholder action, to provide for the issuance of up to 400,000 shares of preferred stock, in one or more series, and to fix the designations, terms, and relative rights and preferences, including the dividend rate, voting rights, conversion rights, redemption and sinking fund provisions and liquidation values of each of these series. We may further amend from time to time our certificate of incorporation to increase the number of authorized shares of preferred stock. An amendment would require the approval of the holders of a majority of the outstanding shares of our preferred stock. As of the date of this prospectus, we have not issued any preferred stock.

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

      The particular terms of any series of preferred stock that we offer with this prospectus will be described in the prospectus supplement relating to that series of preferred stock. Those terms may include:

      --   the number of shares of preferred stock offered;

      -- the title and liquidation preference per share of the preferred stock;

      --   the purchase price of the preferred stock;

      -- the dividend rate (or method of calculation), the dates on which dividends will be paid and the date from which dividends will begin to accumulate;

      -- any purchase, retirement, redemption or sinking fund provisions of the preferred stock;

      --   any conversion or exchange provisions of the preferred stock;

      -- any limitations or restrictions on any class of stock ranking on parity with or junior to the preferred stock;

      -- any conditions or restrictions on the creation of debt or the issue of additional stock ranking on parity with or junior to the preferred stock;

      --   the voting rights, if any, of the preferred stock; and

      -- any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the preferred stock.

       If the terms of any series of preferred stock being offered differ from the terms set forth in this prospectus, we will disclose those terms in the prospectus supplement relating to that series of preferred stock. You should also refer to the certificate of designation establishing a particular series of preferred stock that will be filed with the Secretary of State of the State of Delaware and the SEC in connection with any offering of preferred stock.

      The preferred stock will, when issued, be fully paid and nonassessable.

Dividend Rights

      The preferred stock will be preferred over our common stock as to payment of dividends. Before we declare and set apart for payment or pay any dividends or distributions (other than dividends or distributions payable in common stock) on our common stock, the holders of shares of each series of preferred stock will be entitled to receive dividends when, as and if declared by our board of directors. We will pay those dividends either in cash, shares of common stock or preferred stock or otherwise, at the rate and on the date or dates set forth in the prospectus supplement. With respect to each series of preferred stock, the dividends on each share of the series will be cumulative from the date of issue of the share unless some other date is set forth in the prospectus supplement relating to the series. Accruals of dividends will not bear interest.

Rights upon Liquidation

      The preferred stock will be preferred over the common stock as to asset distributions so that the holders of each series of preferred stock will be entitled to be paid, upon our voluntary or involuntary liquidation, dissolution or winding up and before any distribution is made to the holders of common stock, the liquidation preference per share plus the amount of accumulated dividends and, in the event of a voluntary liquidation, any premium, as set forth in the applicable prospectus supplement. However, in this case the holders of preferred stock will not be entitled to any other or further payment. If upon any liquidation, dissolution or winding up our net assets are insufficient to permit the

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

payment in full of the respective amounts to which the holders of all outstanding preferred stock are entitled, our entire remaining net assets will be distributed among the holders of each series of preferred stock in amounts proportional to the full amounts to which the holders of each series are entitled.

Redemption

      All shares of any series of preferred stock will be redeemable to the extent set forth in the prospectus supplement relating to the series. All shares of any series of preferred stock will be convertible into shares of common stock or into shares of any other series of preferred stock to the extent set forth in the applicable prospectus supplement.

Preferred Stock Purchase Rights

      On December 6, 1989, we entered into a rights agreement with the Harris Trust Company of New York, as rights agent, providing for a dividend of one preferred stock purchase right for each outstanding share of our common stock, and have subsequently amended this rights agreement on April 6, 1998 and April 15, 1999. We issued the dividend to stockholders of record on December 20, 1989, and shares of common stock issued since that date are issued with rights. The rights trade automatically with shares of common stock and become exercisable only under the circumstances described below. The rights are designed to protect the interests of Murphy Oil and our stockholders against coercive takeover tactics. The purpose of the rights is to encourage potential acquirers to negotiate with the board of directors of Murphy Oil prior to attempting a takeover and to provide the board with leverage in negotiating on behalf of all stockholders the terms of any proposed takeover. The rights may have anti-takeover effects. The rights should not, however, interfere with any merger or other business combination approved by the board of directors of Murphy Oil.

      Until a right is exercised, the right will not entitle the holder to additional rights as a Murphy Oil stockholder, including, without limitation, the right to vote or to receive dividends. Upon becoming exercisable, each right will entitle its holder to purchase from us one one-thousandth of a share of Series A Participating Cumulative Preferred Stock at an exercise or purchase price of $200.00 per right, subject to adjustment. Each one one-thousandth of a share of Series A Participating Cumulative Preferred Stock entitles the holder to the same dividend and voting rights as one share of our common stock.

      In general, the rights will not be exercisable until the earlier of (a) the close of business on the 10th day after we learn that a person or group has acquired beneficial ownership of 15% or more of our outstanding common stock, unless provisions addressing accidental triggering of the rights or acquisitions by specified exempt persons apply, and (b) the close of business on the 10th day, or such other day as designated in advance by the board of directors of Murphy Oil, after the commencement of a tender or exchange offer for 15% or more of our outstanding common stock. Below we refer to the person or group acquiring at least 15% of our common stock as an "acquiring person." In the event that someone becomes an acquiring person and the rights become exercisable, each right will entitle its holder to purchase, for the exercise price, the number of common shares of Murphy Oil having, at the time of the transaction, a market value of twice the exercise price. In the event that someone becomes an acquiring person, the rights become exercisable and either (a) we are involved in a merger or other business combination in which we are not the surviving corporation or our common stock is converted into other securities or assets or
(b) 50% or more of our consolidated assets or earning power are sold, each right will entitle its holder to purchase, for the exercise price, the number of common shares of the other party to such merger, business combination or sale having, at the time of the transaction, a market value of twice the exercise price of the right.

      Any rights that are at any time beneficially owned by an acquiring person, or any associate or affiliate of the acquiring person, will be null and void and nontransferable, and any holder of such right, including any purported transferee or subsequent holder, will be unable to exercise or transfer the right.

      The rights will expire at the close of business on April 6, 2008, unless redeemed before that time. At any time prior to the earlier of (a) the date that a person or group has become an acquiring person and (b) the expiration date, the board of directors of Murphy Oil may redeem the rights in whole, but not in part, at a price of $.01 per right. For so long as the rights are redeemable, the rights agreement may be amended in any respect without the approval of the rights holders.

      You should refer to the applicable provisions of the rights agreement, which is incorporated by reference to Exhibits 1 and 2 to Form 8-A, dated December 12, 1989, File No. 1-8590, and of amendments 1 and 2 incorporated by reference to Exhibit 3 to Form 8-A/A, dated April 14, 1998, and Exhibit 4 to Form 8-A/A, dated April 19, 1999, respectively.

Other Provisions of Murphy Oil's Restated Certificate of Incorporation

      In the event of a proposed merger or tender offer, proxy contest or other attempt to gain control of Murphy Oil which is not approved by the board of directors of Murphy Oil, the board of directors of Murphy Oil may authorize the issuance of one or more series of preferred stock, in addition to the Series A Participating Cumulative Preferred Stock discussed above under "Preferred Stock Purchase Rights," with voting rights or other rights and preferences which could impede the success of the proposed merger, tender offer, proxy contest or other attempt to gain control of Murphy Oil. While the ability of the board of directors of Murphy Oil to do this may be limited by applicable law, our restated certificate of incorporation and the applicable rules of the stock exchanges upon which our common stock is listed, the consent of the holders of common stock would not be required for any issuance of preferred stock in such a situation.

                        DESCRIPTION OF DEPOSITARY SHARES

      We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we exercise this option, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction, as set forth in the applicable prospectus supplement, of a share of a particular series of preferred stock.

      The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000.

      Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption and liquidation rights.

      The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering. Copies of the deposit agreement and depositary receipt will be filed with the SEC in connection with the offering of specific depositary shares.

Dividends and Other Distributions

      The depositary will distribute all cash dividends or other cash distributions received with respect to the preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the number of depositary shares owned by those holders.

      If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not

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

feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

Redemption of Depositary Shares

      If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the preferred stock.

      Whenever we redeem shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary will select the depositary shares to be redeemed by lot or pro rata, as the depositary may determine.

Voting the Preferred Stock

      Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares underlying the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock represented by the holder's depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with these instructions, and we agree to take all actions deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock.

Amendment and Termination of the Depositary Agreement

      The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the holders of at least a majority of the depositary shares then outstanding approve the amendment. We or the depositary may terminate the deposit agreement only if (a) all outstanding depositary shares have been redeemed or (b) there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up and the preferred stock has been distributed to the holders of depositary receipts.

Charges of Depositary

      We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and those other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

       The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

      Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor they will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

      The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal and it must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                         DESCRIPTION OF DEBT SECURITIES

      The following description sets forth the general terms and provisions that could apply to the debt securities. The debt securities will be either senior securities or subordinated securities of Murphy Oil. Each prospectus supplement will state the particular terms that actually will apply to the debt securities included in the supplement.

      In addition to the following summary, you should refer to the applicable provisions of the following documents for more detailed information:

      -- the senior indenture, a form of which has been filed as an exhibit to the registration statement of which this prospectus is a part, and

      -- the subordinated indenture, a form of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

      Neither indenture limits the aggregate principal amount of debt securities that we may issue under that indenture. We may authorize the issuance of the debt securities in one or more series at various times. All debt securities will be unsecured. The senior securities will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated securities will be subordinated to senior indebtedness as described under "Subordinated Securities" in this prospectus. The prospectus supplement relating to the particular series of debt securities being offered will specify the amounts, prices and terms of those debt securities. These terms may include:

      -- whether the debt securities are senior securities or subordinated securities;

      -- the title and the limit on the aggregate principal amount of the debt securities;

      --  the maturity date or dates;

      -- the interest rate (which may be fixed or variable), or the method of determining any interest rates, at which the debt securities may bear interest;

      -- the dates from which interest shall accrue and the dates on which interest will be payable;

      -- the currencies in which the debt securities are denominated and principal and interest may be payable;

      --  any redemption or sinking fund terms;

      -- any event of default or covenant with respect to the debt securities of a particular series, if not set forth in this prospectus;

      -- whether the debt securities are to be issued, in whole or in part, in the form of one or more global securities and the depositary for the global securities;

      -- whether the debt securities would be convertible into our common stock; and

      -- any other terms of the series, which will not conflict with the terms of the applicable indenture.

       We may issue debt securities of any series at various times and we may reopen any series for further issuances from time to time without notice to existing holders.

       We will issue the debt securities in fully registered form without coupons. Unless we specify otherwise in the applicable prospectus supplement, we will issue debt securities denominated in U.S. dollars in denominations of $1,000 or multiples of $1,000.

      We will describe special Federal income tax and other considerations relating to debt securities denominated in foreign currencies and "original issue discount" debt securities (debt securities issued at a substantial discount below their principal amount because they pay no interest or pay interest that is below market rates at the time of issuance) in the applicable prospectus supplement.

       Unless we specify otherwise in the applicable prospectus supplement, the covenants contained in the indentures and the debt securities will not provide special protection to holders of debt securities if we enter into a highly leveraged transaction, recapitalization or restructuring.

Exchange, Registration and Transfer

      You may exchange debt securities of any series that are not global securities for other debt securities of the same series and of like aggregate principal amount and tenor in different authorized denominations. In addition, you may present debt securities for registration of transfer, together with a duly executed form of transfer, at the office of the security registrar or at the office of any transfer agent designated by us for that purpose with respect to any series of debt securities and referred to in the applicable prospectus supplement. No service charge is required for any transfer or exchange of debt securities but we may require payment of any taxes and other governmental charges. The security registrar or the transfer agent will effect the transfer or exchange upon being satisfied with the documents of title and identity of the person making the request. We have appointed the applicable trustee as security registrar for the applicable indenture. We may at any time designate additional transfer agents with respect to any series of debt securities.

      In the event of any redemption in part, we will not be required to:

      -- issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 30 days before the mailing of notice of redemption of debt securities of that series to be redeemed and ending at the close of business on the mailing date;

      -- register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part.

      For a discussion of restriction on the exchange, registration and transfer of global securities, see "Global Securities."

Payment and Paying Agents

      Unless we specify otherwise in the applicable prospectus supplement, payment of principal, any premium and any interest on debt securities will be made at the offices of the paying agents that we designate at various times.

      However, at our option, we may make interest payments by check mailed to the address, as it appears in the security register, of the person entitled to the payments. Unless we specify otherwise in the applicable prospectus supplement, we will make payment of any installment of interest on debt securities to the person in whose name that registered security is registered at the close of business on the regular record date for such interest.

      We will specify in the applicable prospectus supplement, the agency which will be designated as our paying agent for payments with respect to debt securities.

Global Securities

      The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that we will deposit with a depositary identified in the applicable prospectus supplement. Unless and until it is exchanged in whole or in part for the individual debt securities it represents, a global security may not be transferred except as a whole:

      --  by the applicable depositary to a nominee of the depositary,

      --  by any nominee to the depositary itself or another nominee, or

      -- by the depositary or any nominee to a successor depositary or any nominee of the successor.

      We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in the applicable prospectus supplement.

      We anticipate that the following provisions will generally apply to depositary arrangements.

      When we issue a global security in registered form, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by that global security to the accounts of persons that have accounts with the depositary ("participants").

      Those accounts will be designated by the dealers, underwriters or agents with respect to the underlying debt securities or by us if those debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. For interests of participants, ownership of beneficial interests in the global security will be shown on records maintained by the applicable depositary or its nominee. For interests of persons other than participants, that ownership information will be shown on the records of participants. Transfer of that ownership will be effected only through those records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

      As long as the depositary for a global security, or its nominee, is the registered owner of that global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security:

      -- will not be entitled to have any of the underlying debt securities registered in their names,

      -- will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form, and

      -- will not be considered the owners or holders under the indenture relating to those debt securities.

      Payments of principal of, any premium on and any interest on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing such debt securities.

      Neither we, the trustee for the debt securities, any paying agent nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial interests in the global security.

      We expect that the depositary or its nominee, upon receipt of any payment of principal, any premium or interest relating to a global security representing any series of debt securities, immediately will credit participants' accounts with the payments. Those payments will be credited in amounts proportional to the respective beneficial interests of the participants in the principal amount of the global security as shown on the records of the depositary or its nominee.

      We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices. This is now the case with securities held for the accounts of customers registered in "street name." Those payments will be the sole responsibility of those participants.

      If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual debt securities of that series in exchange for the global security or securities representing that series. In addition, we may at any time in our sole discretion determine not to have any debt securities of a series represented by one or more global securities. In that event, we will issue individual debt securities of that series in exchange for the global security or securities. Further, if we specify, an owner of a beneficial interest in a global security may, on terms acceptable to us, the trustee and the applicable depositary, receive individual debt securities of that series in exchange for those beneficial interests. The foregoing is subject to any limitations described in the applicable prospectus supplement. In any such instance, the owner of the beneficial interest will be entitled to physical delivery of individual debt securities equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Those individual debt securities will be issued in any authorized denominations.

Modification of the Indentures

      Under each indenture our rights and obligations and the rights of the holders may be modified with our consent and the consents of the trustee under that indenture and the holders of at least a majority in principal amount of the then outstanding debt securities of each series affected by the modification. However, the consent of each affected holder is needed to:

      -- extend the maturity, reduce the interest rate or extend the payment schedule of any of the debt securities;

      -- reduce the principal amount or any amount payable on redemption of any debt security;

      -- reduce the amount of principal of an original issue discount security payable upon acceleration of maturity or in bankruptcy;

      -- change the conversion provisions of either indenture in a manner adverse to the holders;

      -- change the subordination provisions of the subordinated indenture in a manner adverse to the holders of subordinated debt;

      -- reduce the percentage required for modifications or waivers of compliance with the indentures; or

      -- impair the right of repayment at the holder's option or the right of a holder to institute suit for repayment on or with respect to any debt security.

      In addition, the subordinated provisions of the subordinated indenture cannot be modified to the detriment of any of our senior indebtedness without the consent of the holders of the senior indebtedness.

      Any actions we or the trustee may take toward adding to our covenants, adding events of default or establishing the structure or terms of the debt securities as permitted by the indentures will not require the approval of any holder of debt securities. In addition, we or the trustee may cure ambiguities or inconsistencies in the indentures or make other provisions without the approval of any holder as long as no holder's interests are materially and adversely affected.

Events of Default, Notice and Waiver

      "Event of Default", when used in an indenture, will mean any of the following in relation to a series of debt securities:

      -- failure to pay interest on any debt security for 30 days after the interest becomes due;

      --  failure to pay the principal on any debt security when due;

      -- failure to deposit any sinking fund payment after such payment becomes due;

      -- failure to perform or breach of any other covenant or warranty in the indenture or any debt security that continues for 90 days after our being given notice from the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the affected series;

      -- default in the payment when due of (a) other indebtedness in an aggregate principal amount in excess of $25,000,000 and such default is not cured within 30 days after written notice to us and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of the series and (b) interest, principal, premium or a sinking fund or redemption payment under any such other indebtedness, causing the indebtedness to become due prior to its stated maturity, which acceleration is not stayed, rescinded or annulled within 10 days after written notice to us and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of the series;

      -- a creditor commences involuntary bankruptcy, insolvency or similar proceedings against us and we are unable to obtain a stay or dismissal of that proceeding within 60 days;

      -- we voluntarily seek relief under bankruptcy, insolvency or similar laws or we consent to a court entering an order for relief against us under those laws; or

      -- any other event of default provided for debt securities of that series.

      If any event of default relating to outstanding debt securities of any series occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal and accrued interest of all of the outstanding debt securities of such series to be due and immediately payable.

      The indentures provide that the holders of at least a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee, with respect to the debt securities of that series. The trustee may act in any way that is consistent with those directions and may decline to act if any of the directions is contrary to law or to the indentures or would involve the trustee in personal liability.

      The indentures provide that the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all of the outstanding debt securities of the series waive any past default (and its consequences) under the indentures relating to the series, except a default (a) in the payment of the principal of, interest on or sinking fund installment of any of the debt securities of the series, (b) with respect to voluntary or involuntary bankruptcy, insolvency or similar proceedings, or
(c) with respect to a covenant or provision of such indentures which, under the terms of such indentures, cannot be modified or amended without the consent of the holders of all of the outstanding debt securities of the series affected. In the case of clause (b) above, the holders of at least a majority of all outstanding debt securities (voting as one class) may on behalf of all holders waive a default.

      The indentures contain provisions entitling the trustee, subject to the duty of the trustee during an event of default to act with the required standard of care, to be indemnified by the holders of the debt securities of the relevant series before proceeding to exercise any right or power under the indentures at the request of those holders.

      The indentures require the trustee to, within 90 days after the occurrence of a default known to it with respect to any series of outstanding debt securities, give the holders of that series notice of the default if uncured and unwaived. However, the trustee may withhold this notice if it in good faith determines that the withholding of this notice is in the interest of those holders. However, the trustee may not withhold this notice in the case of a default in payment of principal of, interest on or sinking fund installment with respect to any debt securities of the series. The term "default" for the purpose of this provision means any event that is, or after notice or lapse of time, or both, would become, an event of default with respect to the debt securities of that series.

       Each indenture requires us to file annually with the trustee a certificate, executed by our officers, indicating whether any of the officers has knowledge of any default under the indenture.

Replacement of Securities

      We will replace any mutilated debt security at the expense of the holder, if we so choose, upon surrender of the mutilated debt security to the appropriate trustee. We will replace debt securities that are destroyed, stolen or lost at the expense of the holder upon delivery to the appropriate trustee of evidence of the destruction, loss or theft of the debt securities satisfactory to us and to the trustee. In the case of a destroyed, lost or stolen debt security, an indemnity satisfactory to the appropriate trustee and us may be required at the expense of the holder of the debt security before a replacement debt security will be issued.

Defeasance

      The indentures contain a provision that permits us to elect to defease and be discharged from all of our obligations (subject to limited exceptions) with respect to any series of debt securities then outstanding provided the following conditions, among others, have been satisfied:

      -- we have deposited in trust with the trustee (a) money, (b) U.S. government obligations, or (c) a combination thereof, in each case, in an amount sufficient to pay and discharge the principal of and interest on the outstanding debt securities of any series;

      -- no event of default has occurred or is continuing with respect to the securities of any series being defeased;

      -- defeasance will not result in a breach or violation of, or constitute a default under any agreement to which we are a party or by which we are bound; and

      -- we have delivered to the trustee (a) an officers' certificate and an opinion of counsel that all conditions precedent relating to the defeasance have been complied with and (b) an opinion of counsel that the holders will not recognize income, gain or loss for Federal income tax purposes.

Governing Law

      The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

      We will specify the name of the trustee for each issue of debt securities in the applicable prospectus supplement.

Senior Securities

      Limitations on Liens. Neither we nor any restricted subsidiary will issue, assume or guarantee any debt secured by a mortgage, lien, pledge or other encumbrance, which are collectively called "mortgages" in the indenture, on any principal property or on any debt or capital stock of any restricted subsidiary which owns any principal property without providing that the senior securities will be secured equally and ratably or prior to the debt. A "restricted subsidiary" is a 50% or more owned subsidiary owning principal property and having stockholder's equity greater than 2% of our consolidated net assets. "Principal property" is all property and equipment directly engaged in our exploration, production, refining, marketing and transportation activities. "Consolidated net assets" means the total of all assets of Murphy Oil, excluding intangible assets (other than goodwill), treasury stock carried as an asset or write-ups of non- acquisition-related capital assets, less depreciation, amortization and other similar reserves, less the total of all liabilities, deferred credits, minority shareholders' interests in subsidiaries, reserves and other similar items of Murphy Oil, excluding certain acquisition-related debt or stockholders' equity, as calculated on our consolidated balance sheet.

      However, the limitation on liens shall not apply to the following:

      --  mortgages existing on the date of the senior indenture;

      -- mortgages existing at the time an entity becomes a restricted subsidiary of ours;

      -- mortgages securing debt of a restricted subsidiary in favor of Murphy Oil or any subsidiary of ours;

      -- mortgages on property, shares of stock or indebtedness (a) existing at the time of the acquisition of the property, shares of stock or indebtedness, (b) to secure payment of all or part of the purchase price of the property, shares of stock or indebtedness, or (c) to secure debt incurred prior to, at the time of or within 120 days after the acquisition of the property, shares of stock or indebtedness or after the completion of construction of the property, for the purpose of financing all or part of the purchase price of the property, shares of stock or indebtedness or the cost of construction;

      -- mortgages in favor of the United States of America, any state, any other country or any political subdivision required by contract or statute;

      -- mortgages on property of Murphy Oil or any restricted subsidiary securing all or part of the cost of operating, constructing or acquiring projects, as long as recourse is only to the property;

      -- specific marine mortgages or foreign equivalents on property or assets of Murphy Oil or any restricted subsidiary;

      -- mortgages or easements on property of Murphy Oil or any restricted subsidiary incurred to finance the property on a tax-exempt basis that do not materially detract from the value of or materially impair the use of the property or assets; or

      -- any extension, renewal or replacement of any mortgage referred to in the preceding items or of any debt secured by those mortgages as long as the extension, renewal or replacement secures the same or a lesser amount of debt and is limited to substantially the same property (plus improvements) which secured the mortgage.

      Notwithstanding anything mentioned above, we and any of our restricted subsidiaries may issue, assume or guarantee debt secured by mortgages on principal property or on any indebtedness or capital stock of any restricted subsidiary (other than the debt secured by mortgages permitted above) which does not exceed 10% of our consolidated net assets.

      Limitations on Sale and Lease-Back Transactions. Neither we nor any restricted subsidiary will lease any principal property for more than three years from the purchaser or transferee of such principal property. However, the limitation on this type of arrangement shall not apply if:

      -- we or our restricted subsidiary could incur debt secured by a mortgage on the property to be leased, as permitted above, without equally and ratably securing the senior securities of any series; or

      -- we apply the greater of the proceeds from the sale or transfer and the fair value of the leased property to any senior acquisition-related debt within 120 days of the sale and lease-back transaction, in both cases less any amounts spent to purchase unencumbered principal property during the one year prior to or 120 days after any sale and lease-back transaction.

Subordinated Securities

      Under the subordinated indenture, payment of the principal of, interest on and any premium on the subordinated securities will generally be subordinated in right of payment to the prior payment in full of all of our senior indebtedness.

      "Senior indebtedness" is defined as the principal of, any premium and accrued and unpaid interest on the following items, whether outstanding on or created, incurred or assumed after the date of execution of the subordinated indenture:

      -- our indebtedness for money borrowed (other than the subordinated securities);

      -- our guarantees of indebtedness for money borrowed of any other person; and

      -- indebtedness evidenced by notes, debentures, bonds or other instruments of indebtedness for the payment of which we are responsible or liable, by guarantees or otherwise.

      Senior indebtedness also includes modifications, renewals, extensions and refundings of any of the types of indebtedness, liabilities, obligations or guarantees listed above, unless the relevant instrument states that the indebtedness, liability, obligation or guarantee, or modification, renewal, extension or refunding, is not senior in right of payment to the subordinated securities.

      We may not make any payment of principal of, interest on or any premium on the subordinated securities except for sinking fund payments as described below if:

      -- any default or event of default with respect to any senior indebtedness occurs and is continuing, or

      -- any judicial proceeding is pending with respect to any default in payment of senior indebtedness.

      We may make sinking fund payments during a suspension of principal or interest payments on subordinated debt if we make these sinking fund payments by redeeming or acquiring securities prior to the default or by converting the securities.

      If any subordinated security is declared due and payable before its specified date, or if we pay or distribute any assets to creditors upon our dissolution, winding up, liquidation or reorganization, we must pay all principal of, any premium and interest due or to become due on all senior indebtedness in full before the holders of subordinated securities are entitled to receive or take any payment. Subject to the payment in full of all senior indebtedness, the holders of the subordinated securities are to be subrogated to the rights of the holders of senior indebtedness to receive payments or distribution of our assets applicable to senior indebtedness until the subordinated securities are paid in full.

      By reason of this subordination, in the event of insolvency, our creditors who are holders of senior indebtedness, as well as some of our general creditors, may recover more, ratably, than the holders of the subordinated securities.

      The subordinated indenture will not limit the amount of senior indebtedness or debt securities which we may issue.

Conversion Rights

      The prospectus supplement will provide if a series of securities is convertible into our common stock and the initial conversion price per share at which the securities may be converted.

      If we have not redeemed a convertible security, the holder of the convertible security may convert the security, or any portion of the principal amount in integral multiples of $1,000, at the conversion price in effect at the time of conversion, into shares of Murphy Oil common stock. Conversion rights expire at the close of business on the date specified in the prospectus supplement for a series of convertible securities. Conversion rights expire at the close of business on the redemption date in the case of any convertible securities that we call for redemption.

      In order to exercise the conversion privilege, the holder of the convertible security must surrender to us, at any office or agency maintained for that purpose, the security with a written notice of the election to convert the security, and, if the holder is converting less than the entire principal amount of the security, the amount of security to be converted. In addition, if the convertible security is converted during the period between a record date for the payment of interest and the related interest payment date, the person entitled to convert the security must pay us an amount equal to the interest payable on the principal amount being converted.

      We will not pay any interest on converted securities on any interest payment date after the date of conversion except for those securities surrendered during the period between a record date for the payment of interest and the related interest payment date.

      Convertible securities shall be deemed to have been converted immediately prior to the close of business on the day of surrender of the security. We will not issue any fractional shares of stock upon conversion, but we will make an adjustment in cash based on the market price at the close of business on the date of conversion.

      The conversion price will be subject to adjustment in the event of:

      --  payment of stock dividends or other distributions on our common stock;

      -- issuance of rights or warrants to all our stockholders entitling them to subscribe for or purchase our stock at a price less than the market price of our common stock;

      -- the subdivision of our common stock into a greater or lesser number of shares of stock;

      -- the distribution to all stockholders of evidences of our indebtedness or assets, excluding stock dividends or other distributions and rights or warrants; or

      --  the reclassification of our common stock into other securities.

We may also decrease the conversion price as we consider necessary so that any event treated for Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of our common stock.

      We will pay any and all transfer taxes that may be payable in respect of the issue or delivery of shares of common stock on conversion of the securities. We are not required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares in a name other than that of the holder of the security to be converted and no issue and delivery shall be made unless and until the person requesting the issue has paid the amount of any such tax or established to our satisfaction that such tax has been paid.

      After the occurrence of:

      --  consolidation with or merger of Murphy Oil into any other corporation,

      --  any merger of another corporation into Murphy Oil, or

      --  any sale or transfer of substantially all of the assets of Murphy Oil,

which results in any reclassification, change or conversion of our common stock, the holders of any convertible securities will be entitled to receive on conversion the kind and amount of shares of common stock or other securities, cash or other property receivable upon such event by a holder of our common stock immediately prior to the occurrence of the event.

                             DESCRIPTION OF WARRANTS

      We may issue securities warrants for the purchase of debt securities, preferred stock or common stock. Securities warrants may be issued independently or together with debt securities, preferred stock or common stock and may be attached to or separate from any offered securities. We will issue each series of securities warrants under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The securities warrant agent will act solely as our agent in connection with the securities warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of securities warrants or beneficial owners of securities warrants. In addition to this summary, you should refer to the securities warrant agreement, including the form of securities warrant certificate, relating to the specific securities warrants being offered for the complete terms of the securities warrant agreement and the securities warrants. The securities warrant agreement, together with the terms of securities warrant certificate and securities warrants, will be filed with the SEC in connection with the offering of the specific securities warrants.

      We will describe the particular terms of any issue of securities warrants in the prospectus supplement relating to the issue. Those terms may include:

      -- the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of securities warrants to purchase debt securities and the price at which the debt securities may be purchased upon exercise;

      -- the designation, number of shares, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of preferred stock purchasable upon exercise of securities warrants to purchase shares of preferred stock and the price at which such number of shares of preferred stock of such series may be purchased upon such exercise;

      -- the number of shares of common stock purchasable upon the exercise of securities warrants to purchase shares of common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

      -- the date on which the right to exercise the securities warrants will commence and the date on which the right will expire;

      -- the Federal income tax consequences applicable to the securities warrants; and

      --  any other terms of the securities warrant.

      Securities warrants for the purchase of preferred stock and common stock will be offered and exercisable for U.S. dollars only. Securities warrants will be issued in registered form only. The exercise price for securities warrants will be subject to adjustment in accordance with the applicable prospectus supplement.

      Each securities warrant will entitle its holder to purchase the principal amount of debt securities or the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. The exercise price may be adjusted upon the occurrence of events as set forth in the prospectus supplement. After the close of business on the expiration date, unexercised securities warrants will become void. We will specify the place or places where, and the manner in which, securities warrants may be exercised in the applicable prospectus supplement.

      Prior to the exercise of any securities warrants to purchase debt securities, preferred stock or common stock, holders of the securities warrants will not have any of the rights of holders of the debt securities, preferred stock or common stock purchasable upon exercise, including:

      -- in the case of securities warrants for the purchase of debt securities, the right to receive payments of principal of, any premium or interest on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

      -- in the case of securities warrants for the purchase of preferred stock or common stock, the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

                              PLAN OF DISTRIBUTION

       We may sell the debt securities, preferred stock, depositary shares, common stock or securities warrants (together referred to as the "offered securities") (a) through underwriters or dealers; (b) directly to one or a limited number of institutional purchasers; or (c) through agents. This prospectus or the applicable prospectus supplement will set forth the terms of the offering of any offered securities, including the name or names of any underwriters, dealers or agents, the price of the offered securities and the net proceeds to us from such sale, any underwriting commissions or other items constituting underwriters' compensation.

      If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offered securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more investment banking firms or others, as designated. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters or agents to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the offered securities if any are purchased. Any initial public offering price and any underwriting commissions or other items constituting underwriters' compensation may be changed from time to time.

      If a dealer is utilized in the sale of any offered securities, we will sell those offered securities to the dealer, as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by the dealer at the time of resale.

      We may sell offered securities directly to one or more institutional purchasers, or through agents at a fixed price or prices, which may be changed, or at varying prices determined at time of sale. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best effort basis for the period of its appointment.

      If an applicable prospectus supplement indicates, we will authorize agents, underwriters or dealers to solicit offers by specified institutions to purchase offered securities from us at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of the contracts.

      Under agreements entered into with us, agents and underwriters who participate in the distribution of the offered securities may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

                                  LEGAL MATTERS

       The validity of the offered securities will be passed upon for us by Davis Polk & Wardwell, New York, New York, and for any underwriters, dealers or agents by counsel which we will name in the applicable prospectus supplement.

                                     EXPERTS

      Our consolidated financial statements as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998 incorporated by reference in the registration statement have been incorporated in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in this prospectus, and upon their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

      The estimated expenses which will be paid by Murphy Oil are as follows:

SEC Registration Fee............................................... $  278,000
                                                                      --------
Accounting Fees and Expenses.......................................
Blue Sky Fees and Expenses.........................................
Legal Fees and Expenses............................................
Printing and Engraving.............................................
Fees and Expenses of Trustees and Counsel..........................
Rating Agency Fees.................................................
Miscellaneous......................................................
                                                                      --------
     TOTAL......................................................... $
                                                                      ========


ITEM 15.  Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law provides for indemnification of officers and directors under certain conditions.

      Article VIII of the By-Laws of Murphy Oil provides for indemnification of officers and directors to the fullest extent which may be provided by a by-law under applicable law.

      Murphy Oil maintains insurance for its officers and directors against certain liabilities, including liabilities under the Securities Act of 1933, under insurance policies, the premiums of which are paid by Murphy Oil. The effect of these is to indemnify any officer or director of Murphy Oil against expenses, judgments, attorney's fees and other amounts paid in settlements incurred by an officer or director upon a determination that such person acted in good faith.

ITEM 16.  Exhibits.

      Exhibits not incorporated by reference to a prior filing are designated by an asterisk (*) and are filed herewith; all exhibits not so designated are incorporated by reference to a prior filing as indicated.

       (1) -- (a) Form of Underwriting Agreement relating to the Debt
                  Securities.*

              (b) Form of Underwriting Agreement relating to the Equity
                  Securities.*

       (4) -- (a) Form of Senior Indenture.*

              (b) Form of Subordinated Indenture.*

              (c) Restated Certificate of Incorporation of Murphy Oil, dated
                  September 25, 1986 (originally filed as Exhibit 3.1 to Form 10-K for the year ended December 31, 1996, File No.001-08590).

              (d) Rights Agreement, dated as of December 6, 1989 between Murphy
                  Oil and Harris Trust Company of New York (originally filed as Exhibits 1 and 2 to Form 8-A, dated December 12, 1989, File No. 1-8590), as amended by Amendment No. 1, dated as of April 6, 1998 (originally filed as Exhibit 3 to Form 8-A/A, dated April 14, 1998, File No. 001-08590), and by Amendment No. 2, dated as of

                  April 15, 1999 (originally filed as Exhibit 4 to Form 8-A/A, dated April 19, 1999, File No. 001-08590).

       (5) --     Opinion of Counsel to Murphy Oil.*

      (12) -- (a) Computation of Ratio of Earnings to Fixed Charges.*

              (b) Computation of Ratio of Earnings before Special Items to
                  Fixed Charges.*

      (23) -- (a) Consent of Counsel to Murphy Oil (included in Exhibit 5).*

              (b) Consent of KPMG LLP.*

      (24) -- Powers of Attorney (included on signature page).*


------------
*  Filed with this registration statement.

ITEM 17.  Undertakings.

      (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by-law, contract, arrangement, statute, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under Subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of El Dorado, and State of Arkansas, on the 4th day of August, 1999.

                                     MURPHY OIL CORPORATION



                                     By  /s/ Claiborne P. Deming
                                        ------------------------------------
                                         Claiborne P. Deming
                                         President

     The registrant and each person whose signature appears below constitutes and appoints Claiborne P. Deming, Steven A. Cosse and Odie F. Vaughan, and any agent for service named in this registration statement and each of them, his, her or its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, her or it and in his, her, or its name, place and stead, in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this registration statement, with all exhibits thereto, and other documents in connection therewith, and (ii) a registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she, or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 4th day of August, 1999:


                   Signature                                             Title
                   ---------                                             -----

(I)    PRINCIPAL EXECUTIVE OFFICER:

                  /s/ Claiborne P. Deming                 President and Chief Executive Officer and
         ---------------------------------------------    Director
                      Claiborne P. Deming


(II)   PRINCIPAL FINANCIAL OFFICER:

                  /s/ Steven A. Cosse                     Senior Vice President and General Counsel
         ---------------------------------------------
                      Steven A. Cosse


(III)  PRINCIPAL ACCOUNTING OFFICER:

                  /s/ Ronald W. Herman                    Controller
         ---------------------------------------------
                      Ronald W. Herman


(IV)   DIRECTORS:

                  /s/ R. Madison Murphy                   Chairman and Director
         ---------------------------------------------
                      R. Madison Murphy


                                      II-4




                   /s/  B. R. R. Butler                   Director
         ---------------------------------------------
                        B. R. R. Butler


                   /s/ George S. Dembroski                Director
         ---------------------------------------------
                       George S. Dembroski


                   /s/ H. Rodes Hart                      Director
         ---------------------------------------------
                       H. Rodes Hart


                   /s/ Vester T. Hughes, Jr.              Director
         ---------------------------------------------
                       Vester T. Hughes, Jr.


                   /s/ C. H. Murphy, Jr.                  Director
         ---------------------------------------------
                       C. H. Murphy, Jr.


                   /s/ Michael W. Murphy                  Director
         ---------------------------------------------
                       Michael W. Murphy


                   /s/ William C. Nolan, Jr.              Director
         ---------------------------------------------
                       William C. Nolan, Jr.


                   /s/ Caroline G. Theus                  Director
         ---------------------------------------------
                       Caroline G. Theus


                   /s/ Lorne C. Webster                   Director
         ---------------------------------------------
                       Lorne C. Webster


                                INDEX TO EXHIBITS

Exhibit
   No.                              Description
-------                             -----------

       (1)  -- (a)   Form of Underwriting Agreement relating to the Debt
                     Securities.*

               (b) Form of Underwriting Agreement relating to the Equity Securities.*

       (4)  -- (a)   Form of Senior Indenture.*

               (b)   Form of Subordinated Indenture.*

               (c) Restated Certificate of Incorporation of Murphy Oil, dated September 25, 1986 (originally filed as Exhibit 3.1 to Form 10-K for the year December 31, 1996, File No. 001-08590).

               (d) Rights Agreement, dated as of December 6, 1989 between Murphy Oil and Harris Trust Company of New York (originally filed as Exhibits 1 and 2 to Form 8-A, dated December 12, 1989, File No. 1-8590), as amended by Amendment No. 1, dated as of April 6, 1998 (originally filed as Exhibit 3 to Form 8-A/A, dated April 14, 1998, File No. 001-08590), and by Amendment No. 2, dated as of April 15, 1999 (originally filed as Exhibit 4 to Form 8-A/A, dated April 19, 1999, File No. 001-08590).

       (5)  --       Opinion of Counsel to Murphy Oil.*

       (12) -- (a)   Computation of Ratio of Earnings to Fixed Charges.*

               (b) Computation of Ratio of Earnings before Special Items to Fixed Charges.*

       (23) -- (a)   Consent of Counsel to Murphy Oil (included in Exhibit 5).*

               (b)   Consent of KPMG LLP.*

       (24) --       Powers of Attorney (included on signature page).*

------------
*    Filed with this registration statement.